SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C.  20549

                   ..................................

                                FORM 8-K

                             CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


                             November 7, 2006
            Date of report (Date of earliest event reported)

                   ..................................


                         EXCEL TECHNOLOGY, INC.
           (Exact Name of Registrant as Specified in Charter)


       Delaware                   0-19306               11-2780242
(State or Other Juris-       (Commission File No.)    (IRS Employer
diction of Incorporation)                           Identification No.)


                41 Research Way, East Setauket, NY 11733
      (Address of principal executive offices, including zip code)

                             (631) 784-6175
          (Registrant's telephone number, including area code)

                   ..................................


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


ITEM 2.02   RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     On November 7, 2006 the Registrant announced results for its third quarter ended September 29, 2006. A copy of the press release is attached as an exhibit.

Use of Non-GAAP Financial Information

     To supplement Excel's consolidated financial statements presented in accordance with GAAP, Excel uses non-GAAP measures of certain components of financial performance, including net income and earnings per diluted share, which are adjusted from results based on GAAP to exclude merger, merger related and one-time deferred compensation expenses("special items") associated with the now terminated merger with Coherent. The presentation of non-GAAP financial results is not meant to be considered in isolation or as a substitute for, or superior to, GAAP results. Investors should be aware that non-GAAP measures have inherent material limitations as an analytical tool and should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. These non-GAAP financial measures may also be different from non-GAAP financial measures used by other companies. These non-GAAP adjustments are provided to enhance the user's overall understanding of Excel's current financial performance and its prospects for the future. Specifically, Excel believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses and charges that Excel believes are not indicative of its operational performance.

ITEM 9.01.  Financial Statements and Exhibits.

       (d)  Exhibits

            99.1  Press Release of Excel Technology, Inc., issued
                  November 7, 2006.


                              Signatures
                              ..........

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 7, 2006



                           EXCEL TECHNOLOGY, INC.

                           By:  /s/ Antoine Dominic
                                .......................................
                                Antoine Dominic
                                President and Chief Executive Officer
                                (Principal Executive Officer)



FOR IMMEDIATE RELEASE                 Contact:  J. Donald Hill, Chairman
                                                        or
                                                 Investor Relations
                                                    631-784-6175

           EXCEL TECHNOLOGY ANNOUNCES THIRD QUARTER RESULTS
                    RECORD SALES, PROFITS* AND EPS*


                           QUARTERLY RESULTS

     Record Sales -         $40.3 million for Q3 2006 vs $37.8 million
                            for Q3 2005, (6.5% increase)
     Record Pretax Profit - $6.8*million for Q3 2006 vs $6.0 for Q3 2005
                            (14.0% increase)
     Record Profits -       $4.6* million for Q3 2006 vs  $4.4 million
                            for Q3 2005, (4.6% increase)
     Record EPS -           $0.36* for Q3 2006 vs. $0.36 for Q3 2005
                            per diluted share

                             Y T D RESULTS

     Record Sales -         $116.2 million for 2006 vs $101.4 million
                            for 2005,(14.6% increase)
     Record Pretax Profit - $20.4* million for 2006 vs $14.7 for 2005
                            (38.8% increase)
     Record Profits -       $13.8* million for 2006 vs  $10.9 million
                            for 2005, (26.8% increase)
     Record EPS -           $1.10* for 2006 vs. $0.89 for 2005 per
                            diluted share, (23.6% increase)

* WITHOUT MERGER, MERGER RELATED AND ONE-TIME DEFERRED COMPENSATION EXPENSES ("SPECIAL ITEMS"), NET OF TAXES


EAST SETAUKET, N.Y., November 7, 2006 - Excel Technology, Inc. (NASDAQ:
XLTC) announced record quarterly results for the period ended September 29, 2006. Sales for the quarter were $40.3 million and pretax income was $3.7 million and net income was $2.5 million ($0.20 per diluted share), which included $2.1 million (net of taxes) of special items. Excluding the $2.1 million (net of taxes) of special items ($0.17 per diluted share), the Company's pretax profit was $6.8 million and net income was $4.6 million ($0.36 per diluted share).

Sales: The Company realized record sales of $40.3 million, an increase of 6.5% or $2.5 million, for the three months ended September 29, 2006 and $116.2 million, an increase of 14.6% or $14.8 million, for the nine months ended September 29, over the comparable periods in 2005.


Pretax Profits: Pretax profits, excluding special items was $6.8 million for the third quarter of the year as compared to $6.0 million in the same period last year, an increase of 14%. For the nine months ended September 29, 2006 pretax profits, excluding special items were $20.4 million compared to $14.7 for the same period in 2005, an increase of 38.8%.

Profits:   Net income, excluding special items was $4.6 million for the third quarter of this year as compared to $4.4 million in the same period last year, an increase of 4.6%. For the nine months ended September 2006, net income, excluding special items was $13.8 million compared to $10.9 million for the same period in 2005, an increase of 26.8%.

EPS: Net income per share, including special items, is $0.20 per diluted share for the quarter and $0.83 per diluted share for the nine months ending September 29, 2006. Net income per share, excluding special items, was $0.36 on a diluted basis for the quarter ended September 29, 2006, and $0.36 per share on a diluted basis reported for the same period in 2005. For the nine months ended September 29, 2006, net income per share, excluding special items, was $1.10 on a diluted basis in 2006 compared to $0.89 on a diluted basis for 2005, a 23.6% increase.

Antoine Dominic, Chief Executive Officer, stated "We are quite pleased with our quarter and year to date results considering that we achieved these results while having to work within the framework of the merger contract, the uncertainty in the market and lack of new efforts to further expand our market presence due to the pending merger. Now that the merger is officially terminated, we are committed to growing Excel by expanding our product portfolio and markets organically and through acquisitions. Our year to date sales growth of 14.6% was good because it was all organic. However, our year to date pre-tax income growth of 38.8% (excluding special items) was even more satisfying as we increased our operational efficiencies. We need to continue our emphasis on organic growth as the ratio of sales increase to profitability is far greater as evidenced this year. During the year the Company has introduced several new products that have been well received in the market and we plan to enter 2007 with a record product portfolio that should aid in our organic growth. We also have a fairly healthy cash balance that we hope will enable us to expand our acquisition objectives and also to utilize it wisely for share repurchases."

Alice Hughes Varisano, Chief Financial Officer, concluded, "The third quarter of 2006 was the Company's fifth straight quarter of record sales, pre tax profits, net income and earnings per share (excluding
special items).   Sales increased 6.5% during the quarter and 14.6% for
the first nine months compared to the same period last year. Pre tax profits (excluding special items) increased 14% to $6.8 million for the third quarter and for the nine months ended September 30, 2006 increased 38.8% to $20.4 million compared to the same period last year. Profits for the quarter increased 4.6% and for the nine months 26.8% (excluding special items), less of an increase than pre tax profits due to the effective tax rate increasing from 27% to 33% in 2006. This increase in the tax rate was due in part to the suspension of the R&D credit, non deductibility of certain merger related costs, and the reduction of a tax exposure liability due to a settlement in 2005 that did not reoccur in 2006. The Company generated $9 million of cash during the first nine months, resulting in a cash and investment balance of $59.0 million as of September 30, 2006; with no debt. Year to date bookings at September 30, 2006 were $118 million, an increase of over 11% or $12.0 million over the same period in the prior year. The backlog at the end of the third quarter 2006 was $36.5 million an increase of 16.0% or $5.0 million compared to $31.5 million backlog for the third quarter 2005, which is quite strong."

Excel and its wholly owned subsidiaries manufacture and market photonics-based solutions, consisting of laser systems and electro-optical components, primarily for industrial/commercial and scientific applications.

                               FINANCIAL SUMMARY
          (unaudited and in thousands, except per share data)

                                    FOR THE QUARTER  FOR THE NINE MONTHS
                                  ENDED SEPTEMBER 30  ENDED SEPTEMBER 30
                                      (unaudited)       (unaudited)
                                    2006      2005      2006      2005
                                  ........  ........  ........  ........
Net Sales & Services              $ 40,299  $ 37,842  $116,154  $101,352
Cost of Sales and Services        $ 22,350  $ 19,803  $ 62,890  $ 53,068
                                  ........  ........  ........  ........
Gross Profit                      $ 17,949  $ 18,039  $ 53,264  $ 48,284
Operating Expenses:
  Selling & Marketing             $  4,611  $  5,027  $ 14,352  $ 14,094
  General & Administrative        $  3,724  $  3,536  $  9,689  $  9,496
  Research and Development        $  3,527  $  3,757  $ 10,807  $ 10,848
                                  ........  ........  ........  ........

Operating Income (without merger,
  merger related & deferred
  compensation expenses)          $  6,087  $  5,719  $ 18,416  $ 13,846
Merger, Merger Related and Deferred
  Compensation Expense            $  3,085  $      0  $  5,069  $      0
Interest Income                   $    755  $    337  $  1,770  $    794
Other Income (Expense)            $   (43)  $   (92)  $    230  $     69
                                  ........  ........  ........  ........
Pre-Tax Income                    $  3,714  $  5,964  $ 15,347  $ 14,709
Provision for Income Taxes        $  1,226  $  1,610  $  5,002  $  3,853
                                  ........  ........  ........  ........
Net Income                        $  2,488* $  4,354  $ 10,345* $ 10,856
                                  ........  ........  ........  ........
                                  ........  ........  ........  ........
Net Income Per
  Common Share - Diluted          $   0.20  $   0.36  $   0.83  $   0.89
Weighted Average Common
  Shares Outstanding - Diluted     12,522    12,259    12,505    12,243

Reconciliation of GAAP to non-GAAP net income and EPS

Net income as reported under GAAP of $2,488 and $10,345, excluding the merger, merger related and deferred compensation expenses, net of tax effect, of approximately $2.1 million for the three months ending September 29, 2006 (or .17 cents per diluted share) and $3.4 million for the nine months ending September 29, 2006 (or .27 cents per diluted share) would have been $4,635 and $13,835 respectively (unaudited).
EPS without these charges would have been $0.36 and $1.10 per diluted share for the three and nine months ending September 29, 2006, respectively (unaudited).

                BALANCE SHEET & SELECTED FINANCIAL DATA

                                  SEPTEMBER 29, 2006   DECEMBER 31, 2005

Cash                                      $    9,774          $   16,303
Investments                               $   49,150          $   34,000
Accounts Receivable, net                  $   26,044          $   22,879
Inventories                               $   36,497          $   30,269
Other Current Assets                      $    2,855          $    3,013
                                          ..........          ..........
Total Current Assets                      $  124,320          $  106,464
Property, Plant & Equipment, net          $   25,158          $   25,983
Other Non-Current Assets & Goodwill       $   32,142          $   31,591
                                          ..........          ..........
Total Assets                              $  181,620          $  164,038
                                          ..........          ..........
                                          ..........          ..........

Accounts Payable                          $    6,950          $    4,829
Accrued Expenses and
   Other Current Liabilities              $    9,013          $    5,882
Income Taxes Payable                      $      436          $    1,097
                                          ..........          ..........
Total Current Liabilities                 $   16,399          $   11,808
Deferred Compensation                     $    1,375          $       --
Other Non-Current Liabilities             $    3,478          $    3,492
Minority Interest in Net Income
  of Subsidiary                           $       89          $       48
Stockholders' Equity                      $  160,279          $  148,690
                                          ..........          ..........
Total Liabilities & Stockholders' Equity  $  181,620          $  164,038
                                          ..........          ..........
                                          ..........          ..........

Working Capital                           $  107,921          $   94,656
Current Ratio                                   7.58                9.02